Exhibit 99.d.1

VTL Associates, LLC

One Commerce Square

2005 Market Street, Suite 2020

Philadelphia, PA 19103

July 30, 2009

RevenueShares ETF Trust

One Commerce Square

2005 Market Street, Suite 2020

Philadelphia, PA 19103

Re:          Expense Limitations

Ladies and Gentlemen:

By our execution of this letter agreement (the “Agreement”), intending to be legally bound hereby, VTL Associates, LLC (the “Adviser”), agrees that, with respect to the funds listed on Schedule A hereto (each, a “Fund” and collectively, the “Funds”), which are series of the RevenueShares ETF Trust, the Adviser shall, from October 31, 2009 through October 31, 2011, waive all or a portion of its investment advisory fees and/or reimburse expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) in an aggregate amount equal to the amount by which a Fund’s total operating expenses (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses) exceeds the amount opposite such Fund’s name on Schedule A hereto (excluding any taxes, interest, brokerage fees, certain insurance costs and extraordinary expenses).

The Adviser acknowledges that it:  (1) shall not be entitled to collect on, or make a claim for, waived fees at any time in the future; and (2) shall not be entitled to collect on, or make a claim for, reimbursed Fund expenses at any time in the future.

VTL Associates, LLC

		By:	/s/ Vincent T. Lowry
Vincent T. Lowry
Chief Executive Officer
Date: July 30, 2009

Your signature below acknowledges
acceptance of this Agreement:

RevenueShares ETF Trust

By:	/s/ Vincent T. Lowry
Vincent T. Lowry
President
Date: July 30, 2009

SCHEDULE A

Funds	Expense Limitation (as a percentage of a Fund’s average daily net assets)

RevenueShares Large Cap Fund	0.49%

RevenueShares Mid Cap Fund	0.54%

RevenueShares Small Cap Fund	0.54%

RevenueShares Consumer Discretionary Sector Fund	0.49%

RevenueShares Consumer Staples Sector Fund	0.49%

RevenueShares Energy Sector Fund	0.49%

RevenueShares Financials Sector Fund	0.49%

RevenueShares Health Care Sector Fund	0.49%

RevenueShares Industrials Sector Fund	0.49%

RevenueShares Information Technology Sector Fund	0.49%

RevenueShares Materials Sector Fund	0.49%

RevenueShares Utilities Sector Fund	0.49%

RevenueShares Navellier Overall A-100 Fund	0.60%

RevenueShares ADR Fund	0.49%